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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 17)*

                                                                    EXIT FILING

                         Wilmington Trust Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  971807-102
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
    Schedule is filed:

          [X] Rule 13d-1(b)
          [_] Rule 13d-(c)
          [_] Rule 13d-1(d)

---------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------------                    -----------------------------
CUSIP NO.   971807-102                 13G               Page 2 of 9 Pages
-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Wilmington Trust Corporation

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [X]
           (b)  [_]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware corporation

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              2,986,408
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            57,608
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         1,289,274
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       1,235,797

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,310,634
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*  [__]    N/A

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

           HC
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.   971807-102                 13G               Page 3 of 9 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Wilmington Trust Company

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [X]
           (b)  [_]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware corporation

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              2,885,369
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            57,608
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         1,221,425
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       1,231,537

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,209,335
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*  [__]    N/A

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.8%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

           HC
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO. 971807-102                   13G               Page 4 of 9 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Wilmington Trust of Pennsylvania

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [X]
           (b)  [_]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania banking corporation

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              48,830
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            0
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         44,830
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       4,000

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           48,830
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*  [__]    N/A

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

           BK
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO. 971807-102                   13G               Page 5 of 9 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Wilmington Trust FSB

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [X]
           (b)  [_]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           Federal Savings Bank

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              52,209
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            0
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         23,019
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       260

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           52,469
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*  [__]    N/A

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*

           BK
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO. 971807-102                   13G               Page 6 of 9 Pages
-------------------------------                    -----------------------------

Item 1(a).  Name of Issuer:

            Wilmington Trust Corporation
------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            1100 North Market Street
            Wilmington, DE  19890
-----------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            Wilmington Trust Corporation, Wilmington Trust Company,
            Wilmington Trust of Pennsylvania and Wilmington Trust FSB
------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1100 North Market Street
            Wilmington, DE 19890
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Item 2(c).  Citizenship:

        Wilmington Trust Corporation is a Delaware corporation;
        Wilmington Trust Company is a Delaware banking corporation;
        Wilmington Trust of Pennsylvania is a Pennsylvania banking corporation; Wilmington Trust FSB is a Federal Savings Bank.
------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock
------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            971807-102
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Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
         or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [x] Bank as defined in Section 3(a)(6) of the Exchange Act.

         Wilmington Trust Company, Wilmington Trust of Pennsylvania and Wilmington Trust FSB are each Banks, and are each direct, wholly-owned subsidiaries of Wilmington Trust Corporation.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.



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CUSIP NO. 971807-102                   13G               Page 7 of 9 Pages
-------------------------------                    -----------------------------

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [x] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
               Wilmington Trust Corporation is a Parent Holding Company

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust FSB are a group.

If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

          Wilmington Trust Corporation:      3,310,634
          Wilmington Trust Company:          3,209,335
          Wilmington Trust of Pennsylvania:     48,830
          Wilmington Trust FSB:                 52,469

     (b) Percent of class:

          Wilmington Trust Corporation:           4.8%
          Wilmington Trust Company:               4.8%
          Wilmington Trust of Pennsylvania:        .0%
          Wilmington Trust FSB:                    .0%

-------------------------------                    -----------------------------
CUSIP NO. 971807-102                   13G               Page 8 of 9 Pages
-------------------------------                    -----------------------------

     (c) Number of shares as to which Wilmington Trust Corporation has:

          (i)   Sole power to vote or to direct the vote: 2,986,408 shares

          (ii)  Shared power to vote or to direct the vote: 57,608 shares

          (iii) Sole power to dispose or to direct the disposition of:
                1,289,274 shares

          (iv)  Shared power to dispose or to direct the disposition of:
                1,235,797 shares


          Number of shares as to which Wilmington Trust Company has:

          (i)   Sole power to vote or to direct the vote: 2,885,369

          (ii)  Shared power to vote or to direct the vote: 57,608

          (iii) Sole power to dispose or to direct the disposition of:
                1,221,425

          (iv)  Shared power to dispose or to direct the disposition of:
                1,231,537


          Number of shares as to which Wilmington Trust of Pennsylvania has:

          (i)   Sole power to vote or to direct the vote: 48,830 shares

          (ii)  Shared power to vote or to direct the vote: 0 shares

          (iii) Sole power to dispose or to direct the disposition of:
                44,830 shares

          (iv)  Shared power to dispose or to direct the disposition of:
                4,000 shares


          Number of shares as to which Wilmington Trust FSB has:

          (i)   Sole power to vote or to direct the vote: 52,209 shares

          (ii)  Shared power to vote or to direct the vote: 0 shares

          (iii) Sole power to dispose or to direct the disposition of:
                23,019 shares

          (iv)  Shared power to dispose or to direct the disposition of:
                260 shares
------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]
-----------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.
-----------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Wilmington Trust Company:          BK
         Wilmington Trust of Pennsylvania:  BK
         Wilmington Trust FSB:              BK

-------------------------------                    -----------------------------
CUSIP NO. 971807-102                   13G               Page 9 of 9 Pages
-------------------------------                    -----------------------------



Item 8.   Identification and Classification of Members of the Group.

          Wilmington Trust Corporation:       HC
          Wilmington Trust Company:           BK
          Wilmington Trust of Pennsylvania:   BK
          Wilmington Trust FSB:               BK
-----------------------------------------------------------------------------
Item 9.   Notice of Dissolution of Group.

          Not Applicable.
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Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 9, 2005                    WILMINGTON TRUST CORPORATION
                                    WILMINGTON TRUST COMPANY
                                    WILMINGTON TRUST OF PENNSYLVANIA
                                    WILMINGTON TRUST FSB


                                    By: /s/  Michael A. DiGregorio
                                       ---------------------------
                                       Michael A. DiGregorio
                                       Senior Vice President


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).